Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
August 5, 2008	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
John Schneidawind
(571) 434-5596
john.schneidawind@neustar.biz
NeuStar Reports Results for Second Quarter
and Updates Guidance for 2008
STERLING, VA, August 5, 2008 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced consolidated results for the quarter ended June 30, 2008, reaffirmed its prior revenue and profitability guidance and increased its transaction guidance for 2008.
Summary of Second Quarter Results
Revenue totaled $120.2 million, an increase of 21% from $99.7 million in the second quarter of 2007. Net income totaled $22.9 million, or $0.31 per diluted share, compared to $19.1 million, or $0.24 per diluted share, in the second quarter of 2007.
Discussion of Second Quarter Results
NeuStar’s year-over-year quarterly revenue growth was driven primarily by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States. The company also saw significant year-over-year increases in revenue from Ultra Services and Common Short Codes.
Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 89.8 million for the second quarter of 2008, 21% higher than the 74.4 million transactions for the second quarter of 2007, and 8% above the transaction guidance provided in May.
EBITDA for the quarter totaled $50.3 million, or $0.67 per diluted share, compared to $40.8 million, or $0.52 per diluted share, in the corresponding quarter of 2007.
Total operating expense increased to $80.2 million in the second quarter of 2008, compared to $68.3 million in the second quarter of 2007.

As of June 30, 2008, NeuStar had $72.2 million in cash, cash equivalents and short-term investments, compared to $86.5 million at March 31, 2008 and $198.7 million at December 31, 2007. During the second quarter, the company repurchased 802,431 shares of its Class A common stock at an average price of $26.25 per share, which brought the total repurchases by NeuStar in 2008 to 4,837,109 shares for a total purchase price of $125 million. This repurchase was in accordance with the share repurchase program announced on February 19, 2008.
Business Outlook for 2008
NeuStar reaffirmed its revenue and profitability guidance provided on May 7, 2008, and also increased its full-year transaction projection:
•	Full year revenue to range between $500 and $515 million.

•	Net income to exceed $70 million, resulting in net income per diluted share in excess of $0.91 based on a diluted share total of 77.0 million; this 2008 net income forecast includes the goodwill impairment charge of $29.0 million recorded in the first quarter of 2008.

•	Full year EBITDA to exceed $177 million, or $2.30 per diluted share based on a diluted share total of 77.0 million; this 2008 EBITDA forecast includes the goodwill impairment charge of $29.0 million previously discussed from the first quarter of 2008.

•	Full year transactions under its contracts to provide telephone number portability services in the United States to grow to at least 360 million in 2008, 10 million transactions higher than previously projected.
Management Commentary
Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer, said, “The second quarter was strong for NeuStar from a revenue, profitability and cash flow perspective. This reflects NPAC transaction growth and the initial benefits of our cost control measures. We are also seeing continued growth in Ultra Services and Common Short Codes, as well as revenue and operational progress at NGM, where we now have launches completed at 75% of the 36 mobile network operators under contract.”
Jeff Babka, NeuStar’s Chief Financial Officer, added, “On the strength of our NPAC transactions in the second quarter and our visibility into the second half of the year, we are increasing our NPAC guidance for 2008 by 10 million transactions. This increase, coupled with our revenue forecast for our other service offerings and continued benefits expected from our cost control initiatives, gives us confidence in our ability to attain the revenue and profitability guidance we re-affirmed today.”

Reconciliation of Non-GAAP Financial Measures
In this press release, NeuStar presented certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income to EBITDA for the three and six months ended June 30, 2007 and 2008, and the years ended December 31, 2007 and 2008:

	Three Months
	Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2007	2008	2007	2008	2007	2008(1)
	(in thousands, except per share data)
	(unaudited)
Net income	$19,149	$22,856	$37,117	$18,396	$92,335	$70,000
Add: Depreciation and amortization	9,375	10,286	18,439	20,406	37,731	40,500
Less: Other expense (income)	(1,060)	1,633	(1,359)	483	(3,465)	(3,000)
Add: Provision for income taxes	13,312	15,499	24,975	32,138	60,776	69,500

EBITDA	$40,776	$50,274	$79,172	$71,423	$187,377	$177,000

EBITDA per diluted share	0.52	0.67	1.00	0.93	2.36	2.30

Weighted average diluted common shares outstanding	79,040	74,904	79,037	76,999	79,235	77,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. For purposes of creating a reconciliation to net income, the amounts expressed in this column are based on an estimated net income of $70 million.
EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
In this press release and from time to time, NeuStar describes what its net income, EBITDA and other financial measures would have been in the absence of the $29.0 million goodwill impairment charge recorded in the first quarter of 2008 relating to the company’s NGM business segment, as well as the resulting net income and EBITDA per diluted share amounts associated with those measures. NeuStar has provided this information because the company believes that it will give investors a better understanding of the impact the goodwill impairment charge had on the company’s results for the quarter, and will serve as useful data by which to compare the company’s operational performance to the prior period in 2008 and future periods. As with EBITDA information provided by the company, this information should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Conference Call
As announced on July 14, 2008, NeuStar will conduct an investor conference call to discuss the company’s results today at 5:00 p.m. (Eastern Time). Prior to the call, accompanying slides will be posted to the NeuStar website so that investors may access the conference call and the accompanying slides over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (888) 801-6507 (international callers dial (913) 312-0658). For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern Time) Tuesday, August 12, 2008 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 3797849, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of businesses we acquire, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
	(unaudited)
Revenue:
Addressing	$26,857	$32,268	$53,860	$62,429
Interoperability	13,030	16,551	27,962	32,991
Infrastructure and other	59,806	71,390	115,319	142,202

Total revenue	99,693	120,209	197,141	237,622

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	23,246	26,811	46,324	51,300
Sales and marketing	17,649	20,219	36,285	38,943
Research and development	6,751	7,754	13,320	15,302
General and administrative	11,271	15,151	22,040	31,633
Depreciation and amortization	9,375	10,286	18,439	20,406
Impairment of goodwill	—	—	—	29,021

	68,292	80,221	136,408	186,605

Income from operations	31,401	39,988	60,733	51,017
Other (expense) income:
Interest and other expense	(86)	(3,106)	(322)	(3,324)

Interest income	1,146	1,473	1,681	2,841

Income before income taxes	32,461	38,355	62,092	50,534
Provision for income taxes	13,312	15,499	24,975	32,138

Net income	$19,149	$22,856	$37,117	$18,396

Net income per common share:
Basic	$0.25	$0.31	$0.49	$0.25

Diluted	$0.24	$0.31	$0.47	$0.24

Weighted average common shares outstanding:
Basic	75,825	72,985	75,258	74,616

Diluted	79,040	74,904	79,037	76,999

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2007	2008
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$198,678	$72,155
Restricted cash	488	557
Accounts receivable, unbilled receivables, net	77,015	70,002
Prepaid expenses and other current assets	20,048	22,693
Income tax receivable	—	10,425
Deferred tax assets	13,907	13,399

Total current assets	310,136	189,231

Property and equipment, net	56,191	67,850
Goodwill and intangible assets, net	240,944	218,035
Other non-current assets	9,390	45,195

Total assets	$616,661	$520,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,243	$50,531
Income taxes payable	3,254	—
Deferred revenue	32,236	33,048
Notes payable and capital lease obligations	6,012	8,264
Accrued restructuring reserve	413	439
Other liabilities	108	881

Total current liabilities	99,266	93,163

Deferred revenue, long-term	18,063	14,709
Notes payable and capital lease obligations, long-term	10,923	12,454
Accrued restructuring reserve, long-term	1,793	1,562
Deferred tax liabilities, long-term	2,215	3,878
Other liabilities, long-term	3,866	4,644

Total liabilities	136,126	130,410

Total stockholders’ equity	480,535	389,901

Total liabilities and stockholders’ equity	$616,661	$520,311